UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 3, 2017

CHOICE HOTELS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13393	52-1209792
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1 Choice Hotels Circle, Suite 400, Rockville, Maryland	20850
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (301) 592-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 3, 2017, Choice Hotels International, Inc. (“Choice”) announced that it has named Dominic Dragisich as Choice’s Chief Financial Officer. Mr.Dragisich, age 34, served as Chief Financial Officer at XO Communications from July 2015 to February 2016, where he also had been Vice President, Financial Planning and Analysis (FP&A) and Strategic Finance from September 2014 to July 2015. Before XO Communications, he served as Senior Director, IR Business Consultancy of Marriott International from October 2013 to September 2014. Previously, Mr. Dragisich served as Global Director of FP&A of NII Holdings, Inc. from March 2012 to October 2013. A copy of the press release announcing Mr. Dragisich’s appointment is furnished herewith as Exhibit 99.1.

Mr. Dragisich’s appointment as Chief Financial Officer of Choice will commence on March 6, 2017 and his compensation will be as follows: (i) annual base salary will be $400,000, (ii) target incentive opportunity under the Company’s short-term incentive plan of 70% of his annual salary, and (iii) target annual equity grant award value under the Company’s long-term incentive program of 150% of his annual salary. Mr. Dragisich will also receive a one-time incentive award of restricted stock with a value of $400,000, which shall vest in full three years from the date of grant. Mr. Dragisich will also be entitled to participate in benefit programs generally available to officers of Choice, including health insurance, retirement, severance and flexible benefits.

Scott Oaksmith, who has been leading the finance team at Choice prior to Mr. Dragisich’s appointment, will continue to serve as Senior Vice President, Finance, and Chief Accounting Officer.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1—Press Release issued by Choice Hotels International, Inc., dated March 3, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 3, 2017	/s/ Simone Wu
Simone Wu
Senior Vice President, General Counsel, Corporate Secretary & External Affairs